Exhibit 99.1

For Release: July 25, 2011

Contact: Lisa Razo at (802) 865-1838

Merchants Bancshares, Inc. Announces Second Quarter 2011 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.63 million and $6.73 million, or diluted earnings per share of $0.58 and $1.08, for the quarter and six months ended June 30, 2011, respectively. This compares with net income of $4.59 million and $8.42 million, or diluted earnings per share of $0.74 and $1.37, for the quarter and six months ended June 30, 2010, respectively. Merchants previously announced the declaration of a dividend of $0.28 per share, payable August 18, 2011, to shareholders of record as of August 4, 2011. The return on average assets was 0.98% and 0.91% for the quarter and six months ended June 30, 2011 compared to 1.29% and 1.19% for the same periods in 2010. The return on average equity was 14.20% and 13.38% for the quarter and six months ended June 30, 2011 compared to 19.48% and 18.10% for the same periods in 2010.

“The second quarter demonstrated significant improvement compared to the first quarter of this year. We saw healthy increases in loans and our net interest margin. At this point we believe we are on track to post loan growth for the year that will meet or exceed 10%. Although we are trailing 2010’s record results we believe we are in line to report another very solid year,” commented Michael R. Tuttle, President and Chief Executive Officer.

Our taxable equivalent net interest income was $12.95 million and $25.11 million for the quarter and six months ended June 30, 2011, respectively, compared to $12.90 million and $25.32 million for the same periods in 2010. Our taxable equivalent net interest margin decreased 19 basis points to 3.62% for the second quarter of 2011 compared to 3.81% for the same period in 2010, and decreased 24 basis points to 3.53% for the six months ended June 30, 2011 compared to 3.77% for the same period in 2010. The margin for the second quarter of 2011 increased by 25 basis points when compared to the fourth quarter of 2010, and increased 17 basis points from the first quarter of 2011.

We recorded a $250 thousand provision for credit losses during the second quarter of 2011, compared to no provision in the second quarter of 2010. Our provision for credit losses for the first six months of 2011 was $250 thousand compared to $600 thousand for the first six months of 2010. Our non-performing asset totals decreased to $3.44 million at June 30, 2011 from $4.30 million at December 31, 2010 and $8.78 million at June 30, 2010.

Our quarterly average loans for the second quarter of 2011 were $944.81 million compared to $916.38 million for the first quarter of 2011 and $905.05 million for the fourth quarter of 2010. Ending balances at June 30, 2011 were $943.35 million, $32.56 million higher than balances at December 31, 2010. During the second quarter, growth in average monthly loan balances was strong with average monthly loan balances for April 2011 at $931.64 million, increasing to $943.84 million for May, and $958.99 million in June. Growth in commercial loans reflects new customers and expansion of existing relationships combined with increased utilization of credit lines by existing customers. Seasonal fluctuations in municipal cash flows reduced June 30, 2011 loan balances by almost $26 million. Municipal loan balances increased to $82.72 million at July 1, 2011 from $37.93 million at June 30, 2011. Total loans at July 1, 2011 were $987.03 million.

The following table summarizes the components of our loan portfolio as of the dates indicated:

(In thousands)	June 30, 2011	December 31, 2010
Commercial, financial and agricultural	$ 165,665	$ 112,514
Municipal loans	37,933	67,861
Real estate loans – residential	418,246	422,981
Real estate loans – commercial	304,347	284,296
Real estate loans – construction	10,303	16,420
Installment loans	6,319	6,284
All other loans	537	438
Total loans	$ 943,350	$ 910,794

Total deposits at June 30, 2011 were $1.10 billion, slightly higher than balances at December 31, 2010. Although deposit growth from the end of last year to the end of the second quarter was minimal, the composition of the deposit base has shifted away from interest bearing deposits and into demand deposits. Demand deposits grew $19.73 million to $161.14 million at June 30, 2011 from $141.41 million at December 31, 2010. Approximately $10 million of that growth is a result of a shift in our retail cash rewards checking product from interest bearing to non-interest bearing. Securities sold under agreement to repurchase (“repos”) decreased by $71.70 million to $160.49 million at June 30, 2011 compared to December 31, 2010, primarily a result of seasonal fluctuations concentrated in municipal cash flows.

Our investment portfolio totaled $405.53 million at June 30, 2011, a decrease of $61.23 million from the December 31, 2010 ending balance of $466.76 million. We are working to reduce our exposure to premium write off in the investment portfolio and have sold $77.03 million in collateralized mortgage obligations for a total net gain of $127 thousand during 2011. Proceeds from the sales have funded our strong loan growth, and have replaced reductions in repo balances.

Total noninterest income decreased to $2.56 million and $4.65 million for the quarter and six months ended June 30, 2011, respectively, compared to $3.16 million and $6.07 million for the same periods in 2010. Excluding net gains (losses) on security sales and other than temporary impairment losses, noninterest income decreased $229 thousand to $2.42 million for the second quarter of this year compared to $2.65 million for the same period in 2010 and decreased $407 thousand to $4.53 million for the first six months of 2011 compared to the first six months of 2010. This decrease is primarily a result of reductions in overdraft fee revenue attributable to legislative changes that went into effect on August 15, 2010. Trust division income continued to grow during 2011 and increased to $632 thousand and $1.26 million for the quarter and six months ended June 30, 2011, respectively, compared to $533 thousand and $1.05 million for the same periods in 2010. Trust division assets under management have grown to $488.85 million at June 30, 2011 from $460.42 million at December 31, 2010 and $388.24 million at June 30, 2010. Other categories of noninterest income were generally flat compared to 2010.

Total noninterest expense was $10.21 million and $20.32 million for the quarter and six months ended June 30, 2011, respectively, compared to $9.62 million and $19.09 million for the same periods in 2010. There were several factors that combined to produce the changes. Salaries and wages and employee benefits were slightly higher for the quarter and six months ended June 30, 2011 compared to the same periods in 2010, primarily a result of normal salary increases. Occupancy and Equipment expenses were $1.76 million and $3.59 million for the quarter and six months ended June 30, 2011 compared to $1.62 million and $3.23 million for the same periods in 2010. This increase is primarily a result of depreciation related to significant bank-wide investments in telecommunication and computer equipment. We anticipate that these investments will provide us with additional operating efficiencies and cost savings. FDIC insurance expense for the second quarter of 2011 was $194 thousand compared to $340 thousand for the same period in 2010, a result of the new deposit insurance assessment rates effective April 1, 2011. We booked expense recoveries and gains related to the sale of other real estate owned (“OREO”) properties totaling $318 thousand during the first quarter of 2010. This gain resulted in a negative OREO expense during the quarter and six months ended June 30, 2010 of $(196) thousand and $(390) thousand, respectively, compared to expenses of $65 thousand and $81 thousand for the quarter and six months ended June 30, 2011.

Michael R. Tuttle, Merchants’ President and Chief Executive Officer, Janet P. Spitler, Merchants’ Chief Financial Officer and Geoffrey R. Hesslink, Executive Vice President and Senior Lender of Merchants will host a conference call to discuss these earnings results at 10:00 a.m. Eastern Time on Wednesday, July 27, 2011. Interested parties may participate in the conference call by dialing U.S. number (800) 230-1059; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Wednesday, August 3, 2011. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 200985.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 43 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Merchants' management believes that the supplemental non-GAAP information, which consists of the tangible capital ratio, is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Merchants’ actual results could differ materially from those projected in the forward-looking statements as a result of, among others, general, national, regional or local economic conditions which are less favorable than anticipated, including continued global recession, impacting the performance of Merchants’ investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of Merchants’ interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants’ ability to take appropriate action to protect Merchants’ financial interests in certain loan situations.

You should not place undue reliance on Merchants’ forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in Merchants’ Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Merchants does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	06/30/11	12/31/10	06/30/10	12/31/09
Balance Sheets - Period End
Total assets	$ 1,430,807	$ 1,487,644	$ 1,390,569	$ 1,434,861
Loans	943,350	910,794	895,819	918,538
Allowance for loan losses ("ALL")	10,438	10,135	10,157	10,976
Net loans	932,912	900,659	885,662	907,562
Securities available for sale	404,879	465,962	420,475	407,652
Securities held to maturity	651	794	955	1,159
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,630	8,630
Interest earning cash and other short-term investments	38,513	62,273	5,270	47,714
Other assets	45,222	49,326	69,577	62,144
Deposits	1,103,098	1,092,196	1,037,072	1,043,319
Securities sold under agreement to repurchase and other short-term debt	155,208	227,657	136,461	179,718
Securities sold under agreement to repurchase, long-term	7,500	7,500	54,000	54,000
Other long-term debt	31,100	31,139	31,177	31,215
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,496	9,202	13,682	15,365
Shareholders' equity	104,786	99,331	97,558	90,625

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,481,633	$ 1,488,753	$ 1,418,595	$ 1,412,513
Loans	944,813	905,048	911,211	920,846
Allowance for loan losses	10,329	10,676	10,132	11,510
Net loans	934,484	894,372	901,079	909,336
Securities available for sale and FHLB stock	451,632	482,846	422,989	371,059
Securities held to maturity	677	830	1,005	1,224
Interest earning cash and other short-term investments	37,005	48,217	22,188	63,553
Other assets	57,835	62,488	71,334	67,341
Deposits	1,099,176	1,080,790	1,043,813	1,037,955
Securities sold under agreement to repurchase and other short-term debt	210,230	205,529	163,362	148,282
Securities sold under agreement to repurchase, long-term	7,500	38,353	54,000	54,000
Other long-term debt	31,108	31,145	31,203	46,097
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	10,748	13,621	11,425	14,999
Shareholders' equity	102,252	98,696	94,173	90,561
Interest earning assets	1,434,127	1,436,942	1,357,393	1,356,682
Interest bearing liabilities	1,219,111	1,233,261	1,190,525	1,180,087

Ratios and Supplemental Information - Period End
Book value per share	$ 17.76	$ 16.95	$ 16.68	$ 15.58
Book value per share (1)	$ 16.86	$ 16.06	$ 15.83	$ 14.76
Tier I leverage ratio	8.20%	7.90%	8.03%	7.64%
Tangible capital ratio (2)	7.32%	6.68%	7.05%	6.32%
Period end common shares outstanding (1)	6,216,323	6,186,363	6,164,006	6,141,823

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 3,444	$ 4,104	$ 8,334	$ 14,481
Nonperforming assets ("NPAs")	$ 3,444	$ 4,295	$ 8,778	$ 15,136
NPLs as a percent of total loans	0.37%	0.45%	0.93%	1.58%
NPAs as a percent of total assets	0.24%	0.29%	0.63%	1.05%
ALL as a percent of NPLs	303%	247%	122%	76%
ALL as a percent of total loans	1.11%	1.11%	1.13%	1.19%

(1)

This book value and period end common shares outstanding includes 315,642; 327,100; 315,738; and 326,453 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Six Months Ended June 30,
	2011	2010
Balance Sheets - Year to-Date Averages
Total assets	$ 1,481,116	$ 1,414,334
Loans	930,677	913,378
Allowance for loan losses	10,294	10,650
Net loans	920,383	902,728
Securities available for sale and FHLB stock	460,283	418,418
Securities held to maturity	707	1,055
Federal funds sold and other short-term investments	40,889	21,134
Other assets	58,854	70,999
Deposits	1,094,957	1,036,539
Securities sold under agreement to repurchase and other short-term debt	215,192	166,520
Securities sold under agreement to repurchase, long-term	7,500	54,000
Other long-term debt	31,117	31,203
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	11,142	12,447
Shareholders' equity	100,589	93,006
Interest earning assets	1,432,556	1,353,985
Interest bearing liabilities	1,224,762	1,188,447

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended June 30,		For the Six Months ended June 30,
	2011	2010	2011	2010
Operating Results
Interest income
Interest and fees on loans	$ 11,190	$ 11,602	$ 22,189	$ 23,091
Interest and dividends on investments	3,522	3,855	6,574	7,598
Total interest and dividend income	14,712	15,457	28,763	30,689
Interest expense
Deposits	1,132	1,422	2,333	2,986
Short-term borrowings	517	381	1,054	790
Long-term debt	570	1,013	1,131	2,007
Total interest expense	2,219	2,816	4,518	5,783
Net interest income	12,493	12,641	24,245	24,906
Provision (Credit) for credit losses	250	--	250	600
Net interest income after provision for credit losses	12,243	12,641	23,995	24,306
Noninterest income
Trust Company income	632	533	1,255	1,051
Service charges on deposits	1,072	1,395	2,034	2,634
Gain (loss) on investment securities, net	137	503	127	1,212
Other-than-temporary impairment losses on securities	--	--	--	(80)
Equity in losses of real estate limited partnerships, net	(426)	(421)	(883)	(855)
Other noninterest income	1,145	1,145	2,120	2,103
Total noninterest income	2,560	3,155	4,653	6,065
Noninterest expense
Salaries and wages	3,977	3,906	7,732	7,607
Employee benefits	1,157	1,103	2,561	2,373
Occupancy and equipment expenses	1,764	1,621	3,594	3,231
Legal and professional fees	774	664	1,377	1,255
Marketing expenses	445	366	784	681
State franchise taxes	317	295	630	574
FDIC Insurance	194	340	546	720
Other real estate owned	65	(196)	81	(390)
Other noninterest expense	1,513	1,522	3,012	3,036
Total noninterest expense	10,206	9,621	20,317	19,087
Income before provision for income taxes	4,597	6,175	8,331	11,284
Provision for income taxes	968	1,589	1,601	2,869
Net income	$ 3,629	$ 4,586	$ 6,730	$ 8,415

Ratios and Supplemental Information
Weighted average common shares outstanding	6,206,047	6,161,934	6,198,862	6,156,798
Weighted average diluted shares outstanding	6,216,046	6,162,437	6,209,675	6,157,300
Basic earnings per common share	$ 0.58	$ 0.74	$ 1.09	$ 1.37
Diluted earnings per common share	$ 0.58	$ 0.74	$ 1.08	$ 1.37
Return on average assets	0.98%	1.29%	0.91%	1.19%
Return on average shareholders' equity	14.20%	19.48%	13.38%	18.10%
Net interest rate spread	3.51%	3.69%	3.43%	3.65%
Net interest margin	3.62%	3.81%	3.53%	3.77%
Net recoveries (charge-offs) to Average Loans	(0.01%)	0.02%	(0.01%)	(0.19%)
Net recoveries (charge-offs)	$ (105)	$ 195	$ (103)	$ (1,697)
Efficiency ratio (1)	62.17%	59.63%	64.26%	60.39%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of June 30, 2011, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $5.12 million.